EXHIBIT 99.1

Applied Industrial Technologies CFO Mark O. Eisele to Retire;
David K. Wells Named Successor

CLEVELAND, OH (May 15, 2017) - Applied Industrial Technologies (NYSE: AIT) announced today that Mark O. Eisele, Vice President - Chief Financial Officer & Treasurer, will retire at the end of August 2017 after 26 years of service to the Company. Eisele joined Applied in 1991, was elected Vice President & Controller in 1997, and has served in his current role since 2004.

Succeeding Mr. Eisele is David K. Wells, who is joining Applied as Vice President - Finance. They will work together over the next several months through the Company’s 2017 fiscal year-end reporting and fiscal 2018 planning processes to ensure a smooth transition of responsibilities, including oversight of financial, treasury and capital management, as well as internal and external financial reporting and investor relations. Mr. Wells will be elected Vice President - Chief Financial Officer & Treasurer following the filing of the Company’s fiscal 2017 annual report on Form 10-K at the end of August.

“Mark has been a valued member of our leadership team for many years. His financial management and Company expertise have been important contributors to Applied’s growth and success,” said Neil A. Schrimsher, President & Chief Executive Officer for Applied. “We are committed to seamlessly transitioning this key role and wish Mark the very best in his retirement.”

Mr. Wells joins Applied from Colfax Corporation - ESAB/Fabrication Technologies, a $2.0 billion global manufacturer of welding and material cutting products, where he served as Vice President & CFO since 2015. His professional career also includes five years as Vice President & CFO at Apex Tool Group, and extensive industrial experience at both Danaher Corporation and Cooper Industries in various leadership positions. Mr. Wells holds a Bachelor of Arts degree in business administration from Grove City College and an MBA from Ashland University.

“We are very pleased to welcome David to Applied,” Schrimsher added. “David’s breadth of experience, coupled with his financial acumen make him an excellent addition to the Company, and we look forward to his leadership.”

About Applied
Founded in 1923, Applied Industrial Technologies is a leading industrial distributor serving MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers maintenance training and inventory management solutions that provide added value to its customers. For more information, visit www.applied.com.

# # #

CONTACT INFORMATION

INVESTOR RELATIONS
Mark O. Eisele
Vice President - Chief Financial Officer & Treasurer
216-426-4417

CORPORATE & MEDIA RELATIONS
Julie A. Kho
Manager, Public Relations
216-426-4483